Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

First Quarter 2018 Results

LEAWOOD, KANSAS - (May 7, 2018) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the first quarter ended March 31, 2018.

Highlights for the first quarter ended March 31, 2018, include the following:

•

AMC set first quarter records for the three months ended March 31 period for all revenue categories: admissions, food and beverage and other.  Much of the growth in revenue is due to the acquisition of Nordic Cinema Group Holding AB (“Nordic”).

•

Total revenues increased 8.0% to $1,383.6 million compared to total revenues of $1,281.4 million for the three months ended March 31, 2017. Total revenues in the quarter included approximately $401.5 million of revenues from our international theatres as compared to $289.2 million for the three months ended March 31, 2017.

•	Admissions revenues increased 7.0% to $875.0 million compared to $817.5 million for the same period a year ago.

•	Food and beverage revenues increased 2.1% to $405.8 million, compared to $397.6 million for the three months ended March 31, 2017.

•	Earnings (loss) before income taxes grew $23.2 million to $22.4 million, compared to a loss of $0.8 million for the same quarter a year ago.

•	Net earnings increased $9.3 million to net earnings of $17.7 million compared to net earnings of $8.4 million for the three months ended March 31, 2017.

•

Diluted earnings per share (“diluted EPS”) increased by $0.07 to $0.14 per share compared to earnings of $0.07 per share for the same period a year ago.  Weighted average diluted shares outstanding in the first quarter of 2018 increased approximately 5.5% compared to the first quarter last year as a result of the successful completion of an equity offering in February 2017, less the effect of 3.2 million shares repurchased during 2017.

•

Total Adjusted EBITDA(1) increased 10.7% to $277.9 million compared to $251.1 million for the three months ended March 31, 2017.  International Adjusted EBITDA for the first quarter grew $16.4 million to $69.5 million compared to $53.1 million a year ago.

"We are truly heartened by AMC's start to 2018 and couldn’t be more excited about the prospects for the year after the record-breaking success of AVENGERS: INFINITY WAR early in the second quarter, " said Adam Aron, CEO and President of AMC. " AMC's strategy is working. We have invested wisely for our shareholders, especially in creating a better movie-going experience for our guests. We have developed more premium large format screens, with IMAX, Dolby Cinema and our proprietary brands, and have equipped theatres both in the U.S. and abroad with our much sought-after signature recliner seats. Our food and beverage initiatives offer an increased variety of menu options that far exceed traditional concession fare.  More of our guests are booking their tickets directly on our web site and smartphone app than from any other online source, and our AMC Stubs loyalty membership has now soared to more than 13 million U.S. households. Adding to all of AMC's progress this year, the crowning achievement in 2018 so far has been our opening of the first movie theatre in Saudi Arabia in 37 years. This is a story that has been noted all across the globe, and there are many more theatres to come in the 16th country now served by AMC.”

Aron continued, " But equally important as our own success, is the success of the movie industry. With record setting movies like IT, STAR WARS: THE LAST JEDI, BLACK PANTHER, and most recently, AVENGERS: INFINITY WAR, it is clear and unmistakable that movie fans overwhelmingly flock to theatres when tempted by great cinematic story tellers.  We are confident that the pedigree of franchises from which a dazzling array of films will be released over the next several months has the potential to propel the industry and AMC even higher.”

(1) Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the quarter ended March 31, 2017 is included in the first quarter 2018 CFO Commentary. The select unaudited pro forma data for the period ended March 31, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures as if they had been completed on January 1, 2017. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.  The historical results for the period ended March 31, 2018 have been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding pro forma period ended March 31, 2017.

Update of Share Repurchase Program

On August 3, 2017, AMC announced that its Board of Directors authorized the repurchase of up to $100 million of the Company’s Class A common stock over a two-year period.

As of May 1, 2018, the Company has repurchased approximately 50% of the authorized $100 million, having purchased more than 3.2 million shares of AMC’s Class A common stock for approximately $47.5 million, representing an average share price of $14.86.

Dividends

On February 28, 2018, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended December 31, 2017, payable on March 26, 2018 to stockholders of record on March 12, 2018. The total dividends paid in the first quarter of 2018 were approximately $25.8 million.

On May 3, 2018, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended March 31, 2018, payable on June 25, 2018 to stockholders of record on June 11, 2018.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Monday, May 7, 2018. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with more than 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smartphone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Spain, Sweden and UK & Ireland. In a joint partnership with The Development and Investment Entertainment Company, a subsidiary of The Public Investment Fund of Saudi Arabia, AMC also operates AMC Cinemas in the Kingdom of Saudi Arabia.  For more information, visit www.amctheatres.com

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; additional impairment related to AMC’s NCM investment; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 3/31/18 and 3/31/17

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended
	March 31,
	2018	2017
Revenues
Admissions	$875.0	$817.5
Food and beverage	405.8	397.6
Other theatre	102.8	66.3
Total revenues	1,383.6	1,281.4

Operating costs and expenses
Film exhibition costs	426.5	419.6
Food and beverage costs	66.2	59.8
Operating expense, excluding depreciation and amortization below	411.9	356.4
Rent	189.7	190.4
General and administrative:
Merger, acquisition and transaction costs	4.7	40.2
Other, excluding depreciation and amortization below	44.2	34.4
Depreciation and amortization	130.5	125.3
Operating costs and expenses	1,273.7	1,226.1

Operating income	109.9	55.3
Other expense (income):
Other expense (income)	1.2	(2.6)
Interest expense:
Corporate borrowings	61.7	51.2
Capital and financing lease obligations	10.3	10.8
Non-cash NCM exhibitor service agreement	10.5	—
Equity in loss of non-consolidated entities	9.0	2.3
Investment income	(5.2)	(5.6)
Total other expense	87.5	56.1

Earnings (loss) before income taxes	22.4	(0.8)
Income tax provision (benefit)	4.7	(9.2)
Net Earnings	$17.7	$8.4

Diluted earnings per share	$0.14	$0.07

Average shares outstanding diluted (in thousands)	128,046	121,401

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	March 31,	December 31,
	2018	2017
Cash and cash equivalents	$300.9	$310.0
Corporate borrowings	4,259.3	4,235.3
Other long-term liabilities	937.5	903.8
Capital and financing lease obligations	644.5	651.4
Stockholders' equity	2,084.8	2,112.4
Total assets	9,685.7	9,805.9

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended
	March 31,
Consolidated	2018	2017
Net cash provided by operating activities	$165.4	$172.5
Capital expenditures	$(107.3)	$(161.3)
Screen additions	23	19
Screen acquisitions	22	683
Screen dispositions	90	17
Construction openings (closures), net	(53)	4
Average screens	10,790	10,434
Number of screens operated	11,071	11,247
Number of theatres operated	1,008	1,027
Screens per theatre	11.0	11.0
Attendance (in thousands)	90,932	93,354

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended
	March 31,
	2018	2017
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	61,856	66,822
International markets	29,076	26,532
Consolidated	90,932	93,354

Average ticket price (in dollars):
U.S. markets	$9.78	$9.27
International markets	$9.30	$7.47
Consolidated	$9.62	$8.76

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.04	$4.87
International markets	$3.24	$2.71
Consolidated	$4.46	$4.26

Average Screen Count (month end average):
U.S. markets	8,096	8,163
International markets	2,694	2,271
Consolidated	10,790	10,434

Segment Information

(unaudited, in millions)

	Quarter Ended
	March 31,
	2018	2017
Revenues
U.S. markets	$982.1	$992.2
International markets	401.5	289.2
Consolidated	$1,383.6	$1,281.4

Adjusted EBITDA
U.S. markets	$208.4	$198.0
International markets	69.5	53.1
Consolidated	$277.9	$251.1

Capital Expenditures
U.S. markets	$71.0	$150.3
International markets	36.3	11.0
Consolidated	$107.3	$161.3

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Quarter Ended
	March 31,
	2018	2017
Net earnings	$17.7	$8.4
Plus:
Income tax provision (benefit)	4.7	(9.2)
Interest expense	82.5	62.0
Depreciation and amortization	130.5	125.3
Certain operating expenses (2)	3.7	5.4
Equity in loss of non-consolidated entities (3)	9.0	2.3
Cash distributions from non-consolidated entities (4)	24.3	24.4
Attributable EBITDA (5)	2.0	—
Investment income	(5.2)	(5.6)
Other expense (income) (6)	1.2	(2.2)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.7	40.2
Stock-based compensation expense (8)	2.8	0.1
Adjusted EBITDA(1)	$277.9	$251.1

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

 Equity in loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the three months ended March 31, 2018. The impairment charge reflects recording our held-for-sale units and shares at the publicly quoted per share price on March 31, 2018 of $5.19. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the three months ended March 31, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Quarter Ended
	March 31,
	2018	2017
Equity in loss of non-consolidated entities	$9.0	$—
Less:
Equity in loss of non-consolidated entities excluding international theatre JV's	10.3	—
Equity in earnings of International theatre JV's	1.3	—
Depreciation and amortization	0.7	—
Attributable EBITDA	$2.0	$—

6)

Other income for the three months ended March 31, 2018 includes $1.6 million financing related foreign currency transaction losses, partially offset by $0.4 million forward foreign currency contract gains.

7)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

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